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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 28th day of March, 2001, between Enesco Group, Inc., a Massachusetts corporation ("Employer"), and Daniel DalleMolle ("Employee").

                                  WITNESSETH:

                  WHEREAS, Employee and Employer desire to enter into this Agreement pertaining to the terms of the employment of the Employee by Employer;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                  1. Employment. Employer hereby agrees to employ Employee, and Employee hereby accepts such employment by Employer, upon the terms and conditions herein set forth. Employee shall serve as President and Chief Executive Officer of Employer. Although it is contemplated that Employee will undertake some travel as part of his duties, the primary place of employment shall be at Employer's principal offices, located at Itasca, Illinois. Employee also shall be elected to (a) the Board of Directors, thereafter to be reelected by the Shareholders of Employer, and (b) the Executive Committee of the Board.

                  2. Term. The initial term of the Agreement shall commence on March 28, 2001, and shall expire on March 31, 2003 unless sooner terminated as hereinafter provided. After expiration of the initial term, and subject to the termination provisions hereinafter contained, the Agreement may be renewed for additional one to five year periods by mutual written agreement of the parties. If the Board chooses not to renew the Employee's contract, the Employee will be entitled to severance as defined in the Section 6 below.

                  3. Duties. Employee will, during the term hereof (a) faithfully and diligently do and perform all such acts and duties and furnish such services as the Board of Directors of Employer shall direct, (b) do and perform all acts in the ordinary course of Employer's business (with such limits as the Board of Directors of Employer may prescribe) necessary and conducive to Employer's best interests, (c) execute all duties attendant to his office, and
(d) devote his full time, energy, and skill to the business of Employer and to the promotion of Employer's best interests, except for vacations, holidays, holidays and absences made necessary because of illness and except that Employee may participate in the affairs of any governmental, educational or charitable institution, and serve as a member of the board of directors of other companies so long as the Board of Directors of Employer does not determine that such activities interfere with the business of Employer or diminish Employee's obligations under the Agreement. Employee's performance under this Agreement will be reviewed annually by the Board of Directors.




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                  4. Compensation. Employer shall pay to Employee for all
services to be performed by Employee during the term of the Agreement:

                  (a) A base annual salary at the rate of $480,000 (Base Salary), payable in substantially equal periodic bi-weekly installments less applicable deductions in accordance with Employer's practices for other executives, as such practices may be determined from time to time. During January of each year, the Employee's compensation shall be considered for an annual review by the Board of Directors and Compensation Committee.

                  (b) Employee shall be eligible for a bonus for each fiscal year of employment pursuant to his written objectives under the Management Incentive Plan for Employer's senior management, which is adopted annually by Employer's Board of Directors; provided that for 2001 the Employee will receive a minimum of 100% bonus pay out, which bonus payment will be at least $312,000, less applicable deductions.

                  (c) Any additional or special compensation, such as incentive pay or bonuses, based upon Employee's performance, as the Board of Directors of Employer, in its discretion, may from time to time determine.

                  (d) As of March 28, 2001, Employee shall be awarded an option for 300,000 shares of Enesco stock, with an exercise price of the closing price as of such date, with terms as if the option were granted under the 1996 Non-Qualified Stock Option Plan (Stock Option Grant).

                  (e) On or before April 6, 2001, the Employee will receive a $140,000 signing bonus to reimburse Employee for certain lost compensation in connection with his change of employment, less applicable deductions.

                  5. Fringe Benefits.

                  (a) Employee shall be eligible to participate in any incentive plans or arrangements ("Incentive Plans") that Employer may establish or practices it may follow for the benefit of its executives as in effect from time to time, and shall be entitled to receive any other bonus or discretionary compensation payments as Employer may determine from time to time.

                  (b) Employee shall be entitled to paid vacations in accordance with Employer's customary vacation policy. Employee shall also be entitled to all paid holidays given by Employer to its other senior executives.

                  (c) Employee and his dependents shall be entitled to participate in and receive benefits under any qualified or supplemental defined contribution retirement plan, health and dental plan, disability plan, survivor income plan, and life insurance plan or arrangement ("Benefits Plans"), and any additional or substitute Benefit Plans Employer




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may make available in the future to its senior executives, subject to and on a basis consistent with the terms, conditions, and overall administration of such Benefit Plans.

                  6. Termination.

                  (a) Employee shall have the right at any time during the term of this Agreement to terminate his employment with the Employer upon giving ninety (90) days written notice of said termination to Employer. In the event of termination of his employment by Employee for any reason, Employer shall have no further liability hereunder from and after the date of termination other than the payment of all compensation (base salary and bonus, if any, payable in accordance with the terms of the Management Incentive Plan) to Employee or his heirs or his personal representatives for all periods prior to such termination.

                  (b) Employer shall have the right at any time during the term of this Agreement to terminate the employment of Employee with Employer upon giving notice to Employee. In the event of termination of his employment by Employer for any reason other than "good cause," Employer shall continue to pay Employee an amount equal to his Base Salary for twenty-four (24) months, plus two bonus payments under the Management Incentive Plan of an amount equal to a 100% bonus payout (payable at the normal times that bonuses are paid under the Management Incentive Plan), subject to Employee's execution of Employer's standard form of Release, and Employer shall have no further liability to Employee. The Employee may choose to receive his severance of twenty-four (24) months of base pay and two (100%) bonus payments in one lump sum. In addition, the Employee may exercise any stock options that have vested in accordance with the terms of the Stock Option Grant. For purposes of the preceding sentence, "good cause" shall be deemed to exist if, and only if:

                             (i)    Employee shall engage, during the
                                    performance of his duties hereunder in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation, moral turpitude, willful misconduct, intentional wrongdoing or malfeasance;

                             (ii) Employee shall be convicted of a criminal violation involving fraud, dishonesty or moral turpitude; or

                             (iii)  Employee shall materially breach the
                                    Agreement other than by engaging in acts or omissions enumerated in clauses (i) and (ii) above), and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than ten (10) days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof.




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                  7. Death. If Employee dies during the term of the
Agreement, Employer agrees to pay to a beneficiary designated in writing by Employee, an amount equal to Employee's aggregate Base Salary (at the rate then in effect) for a period of twelve (12) months from the date of death and an amount equal to the annual average of Employee's bonus payments for the two calendar years preceding the year of death. Such payments shall be made at the same times as they would have been made to Employee if he were alive and employed by Employer.

Any death benefits payable under this Paragraph 7 are in addition to any other benefits due to Employee or his beneficiaries or dependents from Employer.

                  8. Disability. If during the term of this Agreement Employee incurs a Disability, Employee's obligation to perform his services hereunder will terminate and in such event Employer agrees:

                  (a) to continue to pay Employee his Base Salary (at the rate then in effect) during a period equal to the lesser of twelve (12) months from the date of onset of such Disability or the balance of the term of this Agreement (the "Disability Period");

                  (b) to pay to Employee during the Disability Period the bonus provided pursuant to Paragraph 4(b) of this Agreement; and

                  (c) during the Disability Period to continue to cover Employee and his dependents under all health, dental, disability, accident and life insurance plans or arrangements made available by Employer in which Employee or his dependents were participating immediately prior to the date of onset of such Disability as if Employee continued to be an employee of Employer; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereunder, Employer will provide substantially identical benefits.

                  Notwithstanding the foregoing, any payments to Employee pursuant to subparagraphs (a) and (b) above shall be reduced by the amount of any disability benefits otherwise payable to Employee under any disability program(s) maintained by Employer. If Employee is receiving benefits hereunder and his Disability ceases, his benefits under this Paragraph 8 shall terminate. For purposes of the Agreement, the term "Disability" will have the same meaning as in Employer's long-term disability plan, or if no such plan exists shall mean a physical or mental disability, as determined by an independent physician selected with the approval of both Employer and Employee, which will render Employee incapable of performing his duties under the Agreement for 60 days or more within any 365-day period.


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                  9. Noncompetition. In consideration of Employee's employment hereunder, Employee hereby agrees that during the initial or any renewal term of the Agreement and for a period of two years thereafter, he will not, singly, jointly, or as a member, employee, or agent of any partnership or as an officer, agent, employee, director or stockholder, or inventor of any other corporation or entity, or in any other capacity, directly or indirectly:

                  (a) own, manage, operate, participate in, perform services for or otherwise carry on, assist or be connected with a Competing Business doing business anywhere within the respective territories in which Employer's business is then carried on (provided that the foregoing shall not apply to any corporation, partnership or other entity in which Employee (and/or his spouse and/or children) only owns an ownership interest of one percent (1%) or less and exercises not more than one percent (1%) of the voting control);

                  (b) solicit or contact (or assist in any solicitation or contact of) any customer of Employer with a view toward inducing the purchase of a Competing Product or otherwise diverting business from Employer;

                  (c) induce or attempt to persuade any employee or agent of Employer to terminate such employment or agency relationship or violate the terms of any agreement with Employer; or

                  (d) induce or attempt to persuade any customer or supplier of Employer to terminate or materially change such relationship;

For purposes of this Agreement.

                  "Competing Products" means products, processes or services of any person or organization other than Employer, in existence or under development, which are substantially the same as or which perform the same function or otherwise compete with any products, processes, or services developed, manufactured or sold by Employer during the time of the Employee's employment with the Employer or about which Employee acquires Confidential Information through his relationship with Employer, including, but not limited to, the creation, manufacturing, marketing and distribution of giftware, collectibles and home decor product.

                  "Competing Business" means any person or organization engaged in, or planning to become engaged in, research, development, production, distribution, marketing, providing or selling of a Competing Product.

                  10. Confidentiality. Employee acknowledges that preservation of a continuing business relationship between Employer and its subsidiaries and its respective customers, representatives and employees is of critical importance to the continued business success of Employer, that it is the policy of Employer and its subsidiaries to guard




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as confidential the Confidential Information defined below, and that as Chief
Executive Officer Employee will acquire Confidential Information and personal relationships with customers and prospective customers, which relationships may constitute Employer's primary relationships with such customers and prospective customers. In view of the foregoing, Employee agrees that, except as required for the performance of his duties under this Agreement, he will not during the initial or any renewal term of the Agreement and thereafter, without the prior written consent of Employer, use for the benefit of himself or any third party or disclose to any third party any Confidential Information. Employee further agrees that if his employment by Employer is terminated for any reason, he will not take with him but will leave with Employer all records and papers and all matter of whatever nature which contains Confidential Information. For purposes of this Agreement, "Confidential Information" means any information, including any plan, drawing, specification, pattern, procedure, design, device, list or compilation, which relates to the present or planned business of Employer which has not been disclosed publicly by authorized representatives of Employer. Confidential Information may include, for example, inventions, marketing and sales plans or programs; customer and supplier information and lists; financial data; purchasing and pricing information; product engineering information; technological know-how; designs, plans or specifications regarding products and materials; manufacturing processes and techniques; regulatory approval strategies; computer programs, data, formulae and compositions; service techniques and protocols; and new product strategies, plans and designs. Confidential Information also includes all information received by Employer under an obligation of confidentiality to a third party.

                  11. Patent and Trade Secret Agreement.

                  (a) Employee will promptly report to Employer all discoveries, inventions or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer. All such discoveries, inventions and improvements which are applicable in any way to Employer's business shall be the sole and exclusive property of Employer.

                  (b) Whenever requested by Employer, whether during or subsequent to his employment by Employer, Employee agrees to execute any papers Employer may deem necessary for the protection of its interest in said discoveries, inventions, and improvements, trade secrets and confidential information, including written assignments of inventions to Employer.

                  (c) The covenants set forth in this Paragraph 11 are made by Employee in consideration of the employment, or continuing employment of, and the compensation paid to, Employee during his employment by Employer.

                  12. Remedies. Employee acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, that it would be likely to be highly injurious to Employer or its successors in interest with respect to the resulting disruption in their management, and by reason of the foregoing Employee




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consents and agrees that if, during the term of the Agreement he violates any provisions of the Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of the Agreement. If, at any time, Employee violates, to any material extent, any of the covenants or agreements set forth in Paragraphs 9, 10 and 11 of this Agreement, Employer shall have the right to immediately terminate all of its obligations to make any further payments under the Agreement.

                  13. Assignment. Neither Employee nor Employer may assign the Agreement, except that Employer's obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Employer's business by purchase, merger, consolidation, or otherwise.

                  14. Employee Assignment. No interest of Employee or his spouse or any other beneficiary under the Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

                  15. Benefits Unfunded. All rights of Employee and his spouse or other beneficiary under the Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Employee nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Employee and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

                  16. Wavier. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of the Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

                  17. Applicable Law. The Agreement shall be construed and interpreted in all respects pursuant to the laws of the State of Illinois (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such State.

                  18. Entire Agreement. The Agreement contains the entire Agreement between Employer and Employee and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No amendment or modification of the terms of the Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.



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                  19. Counterparts. The Agreement may be executed in
counterparts, each of which shall be deemed an original.

                  20. Severability. In the event any provision of the Agreement is held illegal or invalid, the remaining provisions of the Agreement shall not be affected thereby.

                  21. Successors. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

                  22. Notices. Notices required under the Agreement shall be in writing and shall be deemed duly given on the first business day after the day of sending by national next-day courier service, upon confirmation of delivery by telecopy or five business days after mailing by registered mail, return receipt requested, to the following addresses or phone numbers or to such other address or phone number as the party being notified may have previously furnished to the others by written notice:

If to Employer:    Anne-Lee Verville, Chairman of the Board
                   Enesco Group Inc.
                   225 Windsor Drive
                   Itasca, Illinois 60143
                   630-875-5300

With a copy to:    General Counsel
                   Enesco Group, Inc.
                   225 Windsor Drive
                   Itasca, Illinois 60143
                   630-875-5300
                   630-875-8464 (telecopy)

If to Employee:    Mr. Daniel DalleMolle
                   Chief Executive Officer
                   Enesco Group Inc.
                   225 Windsor Drive
                   Itasca, Illinois 60143
                   630-875-5300

With a copy to:    Ron Parizek
                   Byrne Nadborne & Associates
                   206 S. Jefferson
                   Chicago, Illinois 60661
                   312-454-1500


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                  23. Arbitration. Except as to any matters in respect to which
Employer elects to proceed in accordance with the provisions of Paragraph 12 hereof, any controversy or claim arising out of the Agreement, or breach hereof, shall be settled by arbitration in the City of Chicago pursuant to the rules and procedures of J.A.M.S. Endispute before a single arbitrator. The arbitrator's determination shall be final and binding upon all parties and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  24. Board Approval. The right and obligations of Employer under the Agreement are contingent upon the approval or ratification by its Board of Directors of the execution of the Agreement on its behalf.

                  25. Withholding. Employer may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

                  26. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of the Agreement.

                  IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the day and year first above written.

                                     Enesco Group, Inc.


                                     By:   /s/ Anne-Lee Verville
                                        --------------------------------------
                                          Anne-Lee Verville
                                          Chairman of the Board




                                     Employee:


                                           /s/ Daniel DalleMolle
                                         -------------------------------------
                                         Daniel DalleMolle



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